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                                                                   EXHIBIT 10.21

July 28, 1998

Mr. Robert C. Harris
One Sansome
Street, 41st Floor
San Francisco, CA  94104
FAX: 772-3277

Dear Bob:

I am pleased to offer you a position as a Director on XOOM, Inc.'s Board of Directors. We will have Director's and Officer's insurance in place at the time of IPO. Your compensation would be as follows:

1. Stock options in XOOM common stock for 35,000 shares at a strike price of $4.50. These share vest monthly over 2 years of service and would immediately vest upon sale of the company. This represents about 1/4 of a percent of the 14 million shares currently outstanding.

2. As a director, you are offered a consulting fee of $10,000 per month, payable in stock and "paid out" using the closing price on the last trading day of the month or the last day of the month (if not public) for 18 months, at your option.

Please indicate your acceptance of the above terms by signing below.

Sincerely yours,                        ACCEPTED

/s/ Chris Kitze
---------------------------------
Chris Kitze                             /s/ Robert Harris
Chairman                                --------------------------------
                                        Robert C. Harris, Jr.
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                             [XOOM.COM LETTERHEAD]




                                December 2, 1998

Mr. Robert C. Harris
One Sansome Street, 41st Floor
San Francisco, CA 94104

     Re:  Director's Agreement

Dear Bob:

     Please allow this letter to confirm our earlier discussions about revisions to paragraph 2 of your letter agreement (the "Agreement") with XOOM.com, Inc. (the "Company") dated July 28, 1998. As we discussed, paragraph 2 shall be amended to read in its entirety as follows:

     "2. For a period of 18 months after July 28, 1998, you will receive a fee of $10,000 per month for your services as a director, payable in Common Stock or in cash at your option, with payments in Common Stock based upon the closing price of the Common Stock on the last trading day of the month or, if the Common Stock is not publicly traded, the fair market value of the Common Stock on the last day of the month."

     Please indicate your acceptance of this revision by signing below.

                              Sincerely yours,


                              /s/ Chris Kitze

                              Chris Kitze

ACCEPTED:



/s/ Robert C. Harris, Jr.
-------------------------
Robert C. Harris, Jr.